EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Reports Record November Sales of $148.9 Million, an Increase of 3.4%

Warrendale, PA, December 3, 2003 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the month ended November 29, 2003 increased 3.4% to $148.9 million, compared to $143.9 million for the month ended November 30, 2002. Comparable store sales for the American Eagle Outfitters stores decreased 6.2% for the November period. Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, decreased 6.0% for the month of November.

Total sales for the period include $7.0 million from the Bluenotes/Thriftys operation, compared to $5.9 million for the corresponding period last year. The 17.0% sales increase was due to the strengthening of the Canadian dollar compared to a year ago. Bluenotes/Thriftys comparable store sales, which exclude the impact of foreign currency fluctuations, declined 2.4% in November.

Year-to-date total sales for the ten-month period ended November 29, 2003 increased 3.2% to $1.152 billion, compared to $1.115 billion for the ten-month period ended November 30, 2002. Comparable store sales for the American Eagle Outfitters stores declined 7.2% for the ten-month period. Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, declined 7.4% for the ten-month period compared to the corresponding period ended November 30, 2002.

Year-to-date total sales for the ten-month period include $64.8 million from the Bluenotes/Thriftys operation, compared to $64.0 million for the corresponding period last year. The 1.3% sales increase was due to the strengthening of the Canadian dollar compared to a year ago. Bluenotes/Thriftys comparable store sales, which exclude the impact of foreign currency fluctuations, declined 9.8% for the ten-month period compared to the corresponding period last year.

To access our recorded monthly sales commentary, please call 800-642-1687, conference code #3282124.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of casual, fashion-right clothing for 15-25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, surplus, and graphic Ts as well as a stylish assortment of cool accessories, outerwear, footwear and swimwear. AE's Canadian subsidiary, Bluenotes/Thriftys, targets a slightly younger demographic, offering a more urban/suburban, denim-driven collection for 12 to 22 year-olds. American Eagle Outfitters currently operates 743 AE stores in 49 states and the District of Columbia, 65 AE stores in Canada, and 111 Bluenotes/Thriftys stores in Canada. AE also operates via its internet business, ae.com.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857